November 2014 Preliminary Terms No. 1,711 Registration Statement No. 333-178081 Dated November 4, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the price of West Texas Intermediate light sweet crude oil futures contracts, which we refer to as the underlying commodity, has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity.  However, if the underlying commodity has depreciated in value, investors will lose 1% for every 1% decline in the price of the underlying commodity over the term of the PLUS.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  The PLUS are for investors who seek a West Texas Intermediate light sweet crude oil futures contract-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.  The PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:		Morgan Stanley
Aggregate principal amount:		$
Stated principal amount:		$1,000 per PLUS
Issue price:		$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:		November , 2014
Original issue date:		November , 2014 (3 business days after the pricing date)
Maturity date:		May , 2015
Underlying commodity:		West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)
Payment at maturity:
If the final commodity price is greater than the initial commodity price, meaning the underlying commodity has appreciated in value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final commodity price is less than or equal to the initial commodity price, meaning the underlying commodity has declined in value or not appreciated in value:
$1,000 x commodity performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

Maximum payment at maturity:		$1,100 per PLUS (110% of the stated principal amount)
Leveraged upside payment:		$1,000 x commodity percent increase x leverage factor
Leverage factor:		150%
Commodity percent increase:		(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:		final commodity price / initial commodity price
Initial commodity price:		$ , which is the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:		The commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
Valuation date:		May , 2015, subject to postponement for non-trading days and certain market disruption events
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $972.70 per PLUS, or within $15.00 of that estimate. See “Investment Summary” on page 3.
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees	Proceeds to issuer(4)
Per PLUS	$1,000	$12.50(2)
		$5.00(3)	$982.50
Total	$	$	$
(1)
The actual price to public and agent’s commissions and fees for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $993.75 per PLUS.  Please see “Syndicate Information” on page 19 for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $12.50 for each PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each PLUS.
(4)	See “Use of proceeds and hedging” on page 15.
The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these PLUS, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.
  Prospectus Supplement for PLUS dated August 17, 2012         Prospectus dated November 21, 2011

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Commodity price:
For any trading day, the official settlement price per barrel of WTI crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Relevant exchange:	The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”)
CUSIP / ISIN:	61762GCK8 / US61762GCK85
Listing:	The PLUS will not be listed on any securities exchange.

November 2014	Page 2

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS due May      , 2015 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (the “PLUS”) can be used:

▪
To gain access to the performance of West Texas Intermediate light sweet crude oil futures contracts and provide a measure of diversification of underlying asset class exposure, subject to the credit risk of the issuer

▪
As an alternative to direct exposure to the underlying commodity that enhances returns for a certain range of positive performance of the price of the underlying commodity, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying commodity in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying commodity as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying commodity.

Maturity:	Approximately 6 months
Leverage factor:	150% (applicable only if the final commodity price is greater than the initial commodity price)
Maximum payment at maturity:	$1,100 per PLUS (110% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Interest:	None
Listing:	The PLUS will not be listed on any securities exchange.

The original issue price of each PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000.  We estimate that the value of each PLUS on the pricing date will be approximately $972.70, or within $15.00 of that estimate.  Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.

November 2014	Page 3

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the underlying commodity.  In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment and forego returns above the maximum payment at maturity of $1,100 per PLUS.  At maturity, an investor will receive an amount in cash based upon the closing price of the underlying commodity on the valuation date.  If the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity.  However, if the underlying commodity has depreciated in value, investors will be negatively exposed to the full amount of the percentage decline in the underlying commodity and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  The PLUS are unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

Leveraged Performance
The PLUS offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the underlying commodity, subject to the maximum payment at maturity.

Upside Scenario
The final commodity price is greater than the initial commodity price and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 150% of the increase in the price of the underlying commodity, subject to the maximum payment at maturity.  For example, if the final commodity price is 5% greater than the initial commodity price, the PLUS will provide a total return of 7.5% at maturity.  The maximum payment at maturity is $1,100 per PLUS (110% of the stated principal amount).

Downside Scenario
The final commodity price is less than the initial commodity price.  In this case, the PLUS redeem for less than the stated principal amount and this decrease will be by an amount proportionate to the full decline in the price of the underlying commodity as of the valuation date.  Under these circumstances, the payment at maturity will be less than $1,000 per PLUS and could be zero.  For example, if the final commodity price is 35% less than the initial commodity price, the PLUS will be redeemed at maturity for a loss of 35% of principal at $650, or 65% of the stated principal amount.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

November 2014	Page 4

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	150%
Maximum payment at maturity:	$1,100 per PLUS (110% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS

PLUS Payoff Diagram

See the next page for a description of how the PLUS work.

November 2014	Page 5

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How it works

▪
Upside Scenario:  If the final commodity price is greater than the initial commodity price, meaning the underlying commodity has increased in value, investors would receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying commodity over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor would realize the maximum payment at maturity of $1,100 per PLUS (110% of the stated principal amount) at a final commodity price of approximately 6.7% of the initial commodity price.

▪	If the underlying commodity appreciates 5%, the investor would receive a 7.5% return, or $1,075 per PLUS.

▪	If the underlying commodity appreciates 15%, the investor would receive only a 10% return, or $1,100 per PLUS, due to the maximum payment at maturity.

▪
Downside Scenario:  If the final commodity price is less than initial commodity price, meaning the underlying commodity has declined in value, the investor would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity.  Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 per PLUS.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

▪	If the underlying commodity depreciates 40%, the investor would lose 40% of the investor’s principal and receive only $600 per PLUS at maturity, or 60% of the stated principal amount.

November 2014	Page 6

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
The PLUS do not pay interest or guarantee return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final commodity price is less than initial commodity price, meaning the underlying commodity has declined in value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS and this decrease will be by an amount proportionate to the full decrease in the price of the underlying commodity over the term of the PLUS, without any buffer.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.  See “How the PLUS Work” above.

▪
Appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,100 per PLUS (110% of the stated principal amount). Although the leverage factor provides 150% exposure to any increase in the value of the underlying commodity as of the valuation date, because the payment at maturity will be limited to 110% of the stated principal amount for the PLUS, any increase in the value of the underlying commodity by more than approximately 6.7% will not further increase the return on the PLUS.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity is linked exclusively to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “WTI Crude Oil Overview” on page 13.

▪
Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the PLUS in unforeseen ways.  Investments, such as the PLUS, linked to the price of a single commodity such as WTI crude oil, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the

November 2014	Page 7

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.  See “WTI Crude Oil Overview” on page 13.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The PLUS have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.  The initial commodity price and final commodity price that are used to determine the payment at maturity, if any, on the PLUS are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates.  The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price.  If the contract is in backwardation on the pricing date or in contango on the valuation date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity price or the final commodity price, respectively, was determined with reference to the spot price.

▪
Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the PLUS.  The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the contract is listed on the NYMEX.  NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  The current maximum daily price fluctuation for futures contracts of WTI crude oil is $10 per barrel for any particular month of delivery.  If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt.  There are no maximum price fluctuation limits during any one trading session.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of WTI crude oil futures contracts, and, therefore, the value of the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) of the underlying commodity, interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the final commodity price of the underlying commodity, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will

November 2014	Page 8

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

lessen. See “WTI Crude Oil Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you are able to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
The amount payable on the PLUS is not linked to the commodity price at any time other than the valuation date.  The final commodity price will be the commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop.  Although the actual commodity price on the stated maturity date or at other times during the term of the PLUS may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

▪
Investing in the PLUS is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the PLUS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪
Legal and regulatory changes could adversely affect the return on and value of the PLUS.  Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the PLUS.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the

November 2014	Page 9

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time.  The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price, the final commodity price and will calculate the amount of cash you receive at maturity, if any.  Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the price of the underlying commodity in the event of a market disruption event.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date,” “—Calculation Agent and Calculations”

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

and related definitions in the accompanying prospectus supplement for PLUS. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity.  MS & Co. and some of our other subsidiaries also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect whether the price of the underlying commodity price on the valuation date is at or below the initial commodity price, and, therefore, whether an investor would receive a payment at maturity that is less than the stated principal amount of the PLUS at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as short-term debt instruments. In that event, you might be required to accrue ordinary income over the term of the PLUS, and any gain you recognize upon sale, exchange or settlement of the PLUS might be characterized as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2014	Page 11

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

WTI Crude Oil Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The price of WTI crude oil to which the return on the PLUS is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

Underlying commodity information as of October 31, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$80.54	$96.38	$107.26 (on 6/20/2014)	$80.52 (on 10/22/2014)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph sets forth the daily prices of the underlying commodity for the period from January 1, 2009 through October 31, 2014.  The related table presents the published high and low prices, as well as end-of-quarter prices, for the underlying commodity for each quarter in the same period.  The commodity price on October 31, 2014 was $80.54.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance, and no assurance can be given as to the value of the underlying commodity on the valuation date.  The actual performance of the underlying commodity over the life of the PLUS and the amount payable at maturity, if any, may bear little relation to the historical levels shown below.

WTI Crude Oil Prices Daily Closing Prices of the First Nearby Month Futures Contract January 1, 2009 to October 31, 2014

November 2014	Page 12

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

WTI Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter	107.26	99.42	105.37
Third Quarter	105.34	91.16	91.16
Fourth Quarter (through October 31, 2014)	91.01	80.52	80.54

November 2014	Page 13

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Bull market or bear market PLUS:	Bull market PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be short-term capital gain or loss.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying prospectus supplement for PLUS, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies with respect to any payment of amounts treated as interest on certain financial instruments. This legislation would apply to the PLUS if they were recharacterized as debt instruments.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the FATCA rules and any tax consequences arising under the laws of any

November 2014	Page 14

PLUS due May      , 2015
Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Use of proceeds and hedging:
The proceeds we receive from the sale of the PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of the underlying commodity on the pricing date, and, as a result, could increase the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the underlying commodity and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider”

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS.  The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives

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Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.
Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $12.50 for each PLUS they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each PLUS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.  When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Syndicate Information
Issue price	Agent’s commissions and fees(1)	Principal amount of PLUS for any single investor
$1,000.0000	$17.5000	<$1MM
$996.8750	$14.3750	≥$1MM and <$3MM
$995.3125	$12.8125	≥$3MM and <$5MM
$993.6500	$11.2500	≥$5MM

(1) A portion of this figure reflects a structuring fee payable to Morgan Stanley Wealth Management as follows: if the agent’s commissions and fees are $17.5000, the structuring fee is $5.0000; if the agent’s commissions and fees are $14.3750, the structuring fee is $4.1071; if the agent’s commissions and fees are $12.8125, the structuring fee is $3.6607; and if the agent’s commissions and fees are $11.2500 the structuring fee is $3.2143.
The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

November 2014	Page 17